EXHIBIT 99

CREDIT AGENCY ACTIONS

MOODY’S DOWNGRADES CERTAIN RATINGS OF PG&E NATIONAL ENERGY GROUP (SR. IMP. TO Caa3) AND ITS WHOLLY-OWNED SUBSIDIARIES

Approximately $3.4 Billion of Debt and Bank Credit Facilities Affected

New York, July 09, 2003—Moody’s Investors Service downgraded PG&E National Energy Group, Inc.’s (NEG) senior implied rating to Caa3 from Caa2 and confirmed its senior unsecured ratings at Ca. NEG’s wholly-owned subsidiary PG&E Gas Transmission, Northwest Corporation’s (GTN) senior unsecured rating is downgraded to B2 from B1. Moody’s also downgraded the debt of NEG subsidiary USGen New England, Inc. (USGenNE) to Caa3 from Caa1. The outlook is negative for all three entities.

These rating actions follow NEG’s announcement yesterday that it and certain subsidiaries had voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. USGenNE filed its own Chapter 11 petition and is expected to be restructured in a separate proceeding. GTN is not in Chapter 11 bankruptcy. The bankruptcy resulted from PG&E Corp.’s inability to negotiate a comprehensive debt restructuring with NEG’s creditors. These negotiations had been on-going since last fall when NEG failed to make certain principal and interest payments on its revolving credit facility and senior unsecured bonds. The company is currently in default of $3 billion of obligations. It will not seek debtor-in-possession financing but instead plans to rely on available cash ($513 million of unrestricted cash on a consolidated basis as of March 31, 2003) to meet its base operating needs while in bankruptcy.

The downgrades reflect the uncertainties resulting from the bankruptcy proceedings as well as the poor conditions in the merchant wholesale power market that could hamper the company’s restructuring efforts. These rating actions incorporate Moody’s expectations about the prospects for recovery among the various classes of creditors among the NEG group of companies.

The downgrade and negative outlook for GTN’s rating incorporate GTN’s affiliation with a bankrupt entity and the contingent liabilities from its guarantees of the trading and tolling obligations of PG&E Energy Trading Holdings Corporation (ET), NEG’s energy trading subsidiary which is in bankruptcy. However, GTN’s ratings also recognize certain protections provided its creditors by its ringfenced structure and covenants that limit the level of dividends that can be paid to NEG and require unanimous board approval, including that of an independent member, to put GTN into bankruptcy. GTN enjoys a sound stand-alone financial profile, and Moody’s believes that it has sufficient debt and borrowing capacity to finance a reasonable range of liquidity calls that could materialize out of these guarantees.

Nevertheless, GTN’s negative outlook indicates the uncertainty of the amounts of those guarantees, should they materialize for GTN, and acknowledges that the effectiveness of GTN’s ringfenced structure has yet to be tested over the course of NEG’s bankruptcy proceedings. Moody’s could take negative rating actions should the guarantees materialize in amounts that strain GTN’s liquidity resources or if its ringfenced structure is challenged. GTN’s rating and outlook could improve if the guarantees are resolved with a neutral credit impact for GTN and when NEG emerges from bankruptcy.

As of March 31, the face value of GTN’s guarantees supporting ET’s trading activities was $278 million, with an overall net exposure of $27 million on the transactions supported by the guarantees. In addition, there is a $150 million guarantee outstanding on a tolling agreement of ET. It is expected that the underlying contracts will terminate as a result of the ET bankruptcy, and ET will be subject to any termination payments. The amount of these payments have yet to be determined and are subject to a likely lengthy arbitration process that will be administered by the bankruptcy court.

The Caa3 ratings for USGenNE reflect the possible recovery value based upon the underlying assets. The assets of USGenNE comprise a portfolio of generating plants in New England. A portion of the portfolio benefits from power sales to creditworthy utilities. However, continued oversupply in the wholesale power market may undermine uncontracted revenues as well as the value of the company’s assets. The bank facility represents a senior unsecured claim. The pass through certificates may benefit from the secured lease obligation notes related to lease transactions for the Bear Swamp facility in Massachusetts. However, the underlying leases could be rejected as executory contracts in bankruptcy, and damages for the rejection of the leases may be limited under law.

In summary, Moody’s has taken the following rating actions, all with a negative outlook:

PG&E National Energy Group, Inc.—Senior unsecured debt, issuer rating, and unsecured bank credit facility confirmed at Ca, senior implied rating downgraded to Caa3 from Caa2;

PG&E Gas Transmission, Northwest Corporation—Senior unsecured debt downgraded to B2 from B1;

USGen New England, Inc.—Senior secured pass-thru certificates and senior unsecured bank credit facility downgraded to Caa3 from Caa1.

Headquartered in Bethesda, MD, PG&E National Energy Group, Inc. is currently a wholly-owned subsidiary of PG&E Corporation. USGenNE and GTN are wholly-owned by NEG.

NEW YORK, July 8—Standard & Poor’s Ratings Services today lowered its corporate credit rating on two of PG&E National Energy Group Inc.’s (NEG) subsidiaries, PG&E Energy Trading Holdings (ETH) and USGen New England Inc. (USGenNE), to ‘D’ from ‘C’ and removed the ratings from CreditWatch.

“We lowered the ratings on ETH and USGenNE and removed the ratings from CreditWatch, following NEG’s announcement today that it has voluntarily filed petitions for protection under Chapter 11 of the federal bankruptcy code,” said Standard & Poor’s credit analyst Arleen Spangler. At the same time, Standard & Poor’s lowered its corporate credit ratings on another NEG subsidiary, PG&E Gas Transmission Northwest (GTN), to ‘CC’ from ‘CCC’ and removed the rating from CreditWatch. The outlook is negative. GTN’s rating was lowered to reflect a differential between a rating on a ring-fenced entity and its ultimate parent; in this case, NEG. While GTN benefits from the legal protection of various structural enhancements that allow Standard & Poor’s to rate it primarily on its own merits, it guarantees several obligations of its energy trading affiliate, which, if demanded may be difficult to fund and may result in GTN seeking protection from its creditors.

The ratings on Indiantown Cogeneration Funding Corp. and Selkirk Cogen Funding Corp. are not affected by the rating action on NEG because these project financings are structured as bankruptcy-remote entities and are not 100% owned by NEG. Therefore, the incentives to consolidate them in a bankruptcy of NEG is low.

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor’s Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Credit Ratings Actions.